ABN AMRO Series 1998 5 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.12	0.00
A 1	0.00	0.00	0.00
A 10	0.00	1,126.04	11,345.47
A 11	417,277.52	25,593.43	1,952,403.52
A 2	9,253,307.76	168,440.06	0.00
A 3	8,216,035.84	2,688,791.72	36,805,964.16
A 4	38,071,862.57	2,036,808.26	15,019,415.23
A 5	10,431,940.96	639,835.57	48,810,095.86
A 6	5,389,787.87	127,185.49	0.00
A 7	1,796,595.95	292,994.60	0.00
A 8	0.00	0.00	0.00
A 9	0.00	106,194.97	1,000,240.33
B 1	33,637.51	124,944.10	1,832,572.16
B 2	16,817.88	62,468.85	916,239.18
B 3	12,613.42	46,851.63	687,179.36
B 4	8,408.95	31,234.41	458,119.55
B 5	12,614.63	46,856.14	687,245.22
M	84,089.47	312,344.24	4,581,195.77
R (Component R 2)	0.00	0.00	0.00